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                Valenzuela Capital Partners, LLC
                   1270 Avenue of the Americas
                    New York, New York  10020





                                       October 1, 1999


Valenzuela Capital Trust
3435 Stelzer Road
Columbus, Ohio  43219

Gentlemen:

         In connection with our purchase from you and your issuance to us of 2,500 I Class shares of the Val Cap Mid Cap Fund, 2,500 I Class shares of the Val Cap Small Cap Fund, 2,500 A Class shares of the Val Cap Mid Cap Fund, and 2,500 A Class shares of the Val Cap Small Cap Fund for an aggregate cash consideration of One Hundred Thousand Dollars ($100,000), this will confirm that we are buying such shares for investment for our account only and not with a view to reselling or otherwise distributing them.

                   Very truly yours,

                   Valenzuela Capital Partners, LLC




                   By:  /s/ Hendrik J. Laverge
                        ------------------------------
                        Name:  Hendrik J. Laverge
                        Title: Chief Operating Officer
                               and Managing Director of
                               Valenzuela Capital
                               Partners, LLC












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